EXHIBIT 11

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
The Jefferson Fund Group Trust

We consent to the incorporation by reference in Post-Effective Amendment NO. 3 to the Registration Statement of The Jefferson Fund Group Trust on Form N-1A of our report dated November 22, 1996 on our audit of the financial statements and financial highlights of Jefferson Growth and Income Fund, a series of The Jefferson Fund Group Trust, which report is included in the Annual Report to Shareholders for the year ended October 31, 1996 which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information and under the caption "Financial Highlights" in the Prospectus.

/s/ Coopers & Lybrand

Milwaukee, Wisconsin
February 27, 1997